Exhibit 99.1

CTG Announces CEO Bud Crumlish’s Retirement;

Filip Gydé to Become CEO in March 2019

BUFFALO, N.Y., December 20, 2018—CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced that Arthur W. (“Bud”) Crumlish, the Company’s President and Chief Executive Officer, has decided to retire, effective March 1, 2019, after a remarkable 28-year career with the Company. The Board of Directors has unanimously selected Filip J.L. Gydé to succeed Mr. Crumlish as CTG’s President and Chief Executive Officer, effective March 1, 2019. Mr. Gydé will also serve as a member of the Company’s Board of Directors.

“It has been a privilege to serve CTG for nearly three decades,” said Mr. Crumlish. “The Company has made solid progress towards our three-year strategic plan and is in a strong financial position which makes this the right time for me to retire. I am delighted that the Board has appointed Filip as the next CEO. He is a seasoned IT services veteran with an outstanding track record leading our European operations and is well equipped to move CTG forward in the coming years.”

Under Mr. Crumlish’s leadership, CTG has made significant progress across the organization. Since the end of 2016, the Company’s revenue has increased in excess of 10%, and the Company has made strong improvements in its profitability.

“Bud has had a tremendous impact on our leadership team and has been a key contributor to our revenue and profit improvement,” said Daniel Sullivan, Chairman of CTG’s Board of Directors. “He has reshaped the Company’s strategy, made important investment in sales leadership, and supported our success in Europe. Bud developed close relationships with our largest clients and has been largely responsible for their significant growth. He will be missed by clients, employees, and shareholders alike. On behalf of CTG’s entire Board, I want to sincerely thank Bud for his many contributions to the Company over these many years and wish him the best in retirement. Looking forward, given the Company’s solid growth and momentum in its European operations, there is no one better positioned than Filip to become our next CEO and to lead CTG into the future.”

Mr. Gydé has been with CTG since October 1990 and currently serves as the Executive Vice President, General Manager and President for CTG’s European operations. He has led our European operations since October 2000 and served as Interim Executive Vice President of Operations of CTG from October 15, 2014 until April 5, 2015, during which time he was responsible for overall company operating activities.

“I’m honored that the Board of Directors has asked me to serve as CTG’s CEO,” said Mr. Gydé. “I join the Board of Directors in thanking Bud for his many years of service, and I look forward to working with the CTG leadership team to continue to execute on our strategic plan.”

ABOUT CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. CTG regularly posts news and other important information online at www.ctg.com.

CONTACT:

Investors and Media:

John M. Laubacker

Chief Financial Officer

john.laubacker@ctg.com

+1 716 887 7368

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